Exhibit 99.1

MARJAN MINE AND MARJAN MINING COMPANY, LLC IN ARMENIA TO REVERT TO FULL GLOBAL GOLD OWNERSHIP AND CONTROL
AFTER COURT CONFIRMS ILLEGAL ACTS BY CALDERA RESOURCES, INC.

RYE, NY - (Globe Newswire)-August 2, 2011– Global Gold Corporation (OTCQB: GBGD) is pleased to announce that on Friday July 29, 2011 an Armenian court delivered a verdict confirming that Caldera Resources, Inc.’s (“Caldera”) registration and assumption of control through unilateral charter changes of the Marjan Mine and Marjan Mining Company, LLC were illegal and that ownership rests fully with Global Gold Mining, LLC (a wholly owned subsidiary of Global Gold Corporation).  The decision becomes effective on August 29, 2011. The official version is available through  http://www.datalex.am/.

On June 17, 2010, Global Gold and Caldera Resources, Inc announced TSX-V approval of their March 24, 2010 joint venture agreement to explore and bring the Marjan property into commercial production.  In late August, 2010, Global learned that Caldera had circumvented the agreement to unilaterally and illegally register changes to the Armenian project company’s charter to Global’s detriment. Such changes could only have been made with the signature of one of three authorized Global officers.  Caldera was somehow able to register changes without Global’s consent or knowledge.  Without even advising Global that it had made those changes to take control, Caldera tried to have Global sign a resolution that would have authorized Caldera’s illegal acts.  Global refused.  In addition, Caldera advised that it would not be performing the mining license requirements and materially breached the agreements in other ways.   After a detailed notice sent on September 2, 2010 and attempts to work out a solution failed, Global filed an action in the appropriate Armenian court to rescind the illegal registration on September 22, 2010, and terminated the joint venture with Caldera on October 7, 2010. Global had agreed to keep the termination notice confidential until October 15, 2010, all as previously reported in Global’s SEC filings.

Caldera intervened in the case as a third party, and repeatedly delayed adjudication for months, using questionable tactics.   After trial, court examination, and a 22 page opinion, the July 29 verdict reinstates Global as the sole shareholder of Marjan Mining Company, effective August 29, 2011.  The court specifically identified both Caldera’s President Vasilios (Bill) Mavridis and its country representative Azat Vartanian as responsible for Caldera’s actions in this case. Global has a security interest freezing the shares of Marjan Mining Company pending the formal turn-over or any appeal.

Independently, there is an arbitration pending in New York where Caldera is seeking confirmation through the American Arbitration Association of the joint venture’s existence, and Global is seeking damages for accrued but unpaid amounts while Caldera maintained illegal possession of the Marjan property ($850,000 as of March 31, 2011), interest at the contractual rate of 10% interest, the lost value of the 500,000 shares of stock Caldera failed to deliver in June 2010, and damages for Caldera’s other breaches, non-performance, and attacks on Global.   Subject to a 30 day extension if it could not raise the funds in capital markets, Caldera agreed to make $300,000 payments to the Company on September 30, 2010 and December 31, 2010; $250,000 payments on March 30, 2011, June 30, 2011, September 30, 2011, December 30, 2011, March 30, 2012, June 30, 2012, and September 30, 2012; and a $500,000 payment on December 31, 2012.  Caldera raised sufficient funds, but did not make the payments as due, while ignoring the joint venture terms.

The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province.  Further information is available on the Global Gold Corporation website www.globalgoldcorp.com.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company with mining properties in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:
Drury J. Gallagher
Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel:  914-925-0020
Fax: 914-925-8860
ggc@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation